Exhibit 23.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the  Registration Statements on Form S-3 (Nos. 333-172826, 333-180154 and 333-184191)and in the  Registration Statements on Form S-8 (Nos. 333-134767, 333-153019, 333-176792, 333-191505, 333-191507) of Vista Gold Corp. (the "Company") of our report dated March 12, 2014 relating to the consolidated financial statements of Midas Gold Corp. for the year ended December 31, 2013 included in this Annual Report on Form 10-K of Vista Gold Corp. for the year ended December 31, 2013.

/s/ Deloitte LLP

Deloitte LLP

Chartered Accountants

Vancouver, Canada

March 17, 2014